Exhibit 4.12

PERSONAL & CONFIDENTIAL

Andy Green
CEO/BT Global Services
B8A
BT Centre

17 October 2006

Dear Andy,

Amendment to Director’s Service Contract

From 1 October 2006, BT is operating a flexible retirement policy with no fixed retirement age. This means that BT's contractual retirement age of 60 will cease. BT will, however, maintain the legal right to retire people from age 65 or above under the default retirement procedure defined in the Employment Equality (Age) Regulations 2006.

It is therefore necessary to amend your Director's Service Contract dated 23 November 2001 to omit Paragraph 16.1.1 which provides that the Agreement terminates when you reach the age of 60.

To acknowledge your acceptance of this variation of your Service Contract, will you please return the enclosed duplicate of this letter with the form of acceptance duly signed.

Yours sincerely

/s/ Larry Stone

L W STONE

Accepted and Agreed

/s/ Andy Green
Signature
Andy Green

Dated	12/11/06

Larry Stone Company Secretary BT Group BT Centre 81 Newgate Street London EC1A 7AJ United Kingdom	tel fax mob email	+44 (0)20 7356 5237 +44 (0)20 7356 6135 +44 (0)7740 136290 larry.stone@bt.com	BT Group plc Registered Office: 81 Newgate Street, London EC1A 7AJ Registered in England and Wales no. 4190816 www.bt.com